UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014 (April 21, 2014)

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 21, 2014, SLM Corporation (“Sallie Mae”), along with its wholly-owned subsidiary New BLC Corporation (“SLM BankCo”), and Laurent C. Lutz, Jr. agreed that Mr. Lutz will be retained as the Executive Vice President, General Counsel and Corporate Secretary of SLM BankCo and Sallie Mae Bank following the completion of Sallie Mae’s previously announced internal reorganization and the distribution of Navient Corporation to the holders of its common stock, which is anticipated to occur on or about April 30, 2014 (collectively, the “Separation and Distribution”). In connection with, and immediately prior to, the Separation and Distribution, an internal corporate reorganization will occur pursuant to which SLM BankCo will replace Sallie Mae as the publicly traded registrant and SLM BankCo will change its name to SLM Corporation. Among other things, Mr. Lutz’s responsibilities will consist of direct management responsibility for legal and corporate secretarial functions, day-to-day administrative oversight of compliance functions and working directly with the Chief Executive Officer and other members of management with regard to relationships involving regulators, rating agencies and investor relations. Prior to the Separation and Distribution, Mr. Lutz will continue to serve as Executive Vice President, General Counsel and Corporate Secretary of Sallie Mae.

In connection with his retention, Mr. Lutz, Sallie Mae and SLM BankCo entered into an employment agreement, dated as of April 21, 2014 (the “Employment Agreement”), with an employment term commencing on the effective date of the Separation and Distribution and ending on November 30, 2017 and the following additional material terms: (i) an annual base salary of $525,000; (ii) a $1.15 million cash retention bonus to be paid immediately before the Separation and Distribution, subject to the effectiveness of the Separation and Distribution and repayment upon certain terminations prior to August 31, 2015 (on a pro rata basis after the six-month anniversary of the effective date of the Separation and Distribution); (iii) a $5.75 million retention restricted stock unit award to be granted on April 21, 2014 that cliff-vests on November 30, 2017, subject to the effectiveness of the Separation and Distribution and accelerated vesting upon a qualifying termination; (vi) the grant, following the Separation and Distribution, of the remaining one-third of his 2014 equity award with a grant date fair value of $597,667 (the “2014 Award”); (v) full vesting of the 2014 Award and his equity awards outstanding as of the execution of the employment agreement upon a qualifying termination or his resignation, with timely prior notice, during the period between the effectiveness of the Separation and Distribution and November 29, 2015; and (vi) 18 months of continued participation for himself and his dependents in SLM BankCo’s medical and dental plans following a qualifying termination. The Employment Agreement also includes an obligation to work full-time for the SLM BankCo, as well as confidentiality obligations.

In light of the retention restricted stock unit award, Mr. Lutz will not be eligible to participate in SLM BankCo’s annual incentive programs, neither cash nor equity, for the period from the effective date of the Separation and Distribution through the end of 2016. A qualifying termination generally means a termination due to death or disability, without misconduct or for good reason. “Good reason” includes a material reduction in Mr. Lutz’s position or responsibilities (including, for the sake of clarity, given his responsibilities, any material decrease in the annual compliance or legal budget or engagement of outside counsel without Mr. Lutz’s approval, with limited exceptions), a material reduction in Mr. Lutz’s base salary or if Mr. Lutz’s primary place of business is relocated more than 75 miles.

The foregoing is a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the registrant’s Form 10-Q for the quarter ended June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: April 23, 2014	By:	/s/ Raymond J. Quinlan
Raymond J. Quinlan
Executive Vice Chairman